Exhibit 99.2

Press Release

DATE:
May 2, 2017

CADIZ INC. ANNOUNCES STRATEGIC TRANSACTION WITH APOLLO TO FINANCE CADIZ WATER PROJECT CONSTRUCTION

Funds affiliated with Apollo will provide $60M of capital to repay Cadiz Senior Secured Mortgage Debt of $45M and to provide $15M in construction capital, and will also provide a conditional commitment for up to an additional $240M in construction financing

(LOS ANGELES, CA) –Today, Cadiz Inc. [NASDAQ:CDZI] (“Cadiz”, the “Company”) is pleased to announce it has entered into a strategic transaction with funds affiliated with Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) [NYSE: APO] to initiate financial arrangements for the construction and implementation of the Company’s Cadiz Valley Water Conservation, Recovery & Storage Project (“Cadiz Water Project” or the “Project”). In furtherance of the strategic transaction, funds managed by affiliates of Apollo (the “Apollo Funds”) and Cadiz executed a series of agreements that will replace and refinance Cadiz’s senior secured mortgage debt and provide $15M of new senior debt to fund immediate construction related expenditures. Apollo Funds also executed a conditional commitment letter to fund up to $240M in construction finance expenditures for the Cadiz Water Project, subject to the satisfaction of conditions precedent.

The Cadiz Water Project is a public-private partnership that in its initial phase will conserve and deliver a new, reliable water supply for 400,000 Californians every year without adverse environmental impacts. Phase 2 of the Project will build upon the foundation established in Phase 1 to enable the storage of up to 1M acre-feet of imported water and make possible the interconnection of Colorado River Aqueduct (“CRA”) and Northern California sources in a common groundwater storage program. Phase 1 is nearly shovel-ready and completing final regulatory permitting related to transportation of conserved water from Cadiz’s private property in the Mojave Desert to public water purveyors throughout the region via a 43-mile pipeline to be constructed in an active railroad right-of-way to the CRA. Construction of the Project is expected to create and support nearly 6,000 jobs.

“We are excited by the unique opportunity to support Cadiz at this critical juncture. As active infrastructure investors, we believe innovative projects, like Cadiz, can solve many of the important issues facing municipalities today. The Project brings a reliable and vital new water resource and water storage option to the Southern California region," said Antoine Munfakh, a Partner at Apollo Global Management. "As one of the world's leading private equity and alternative credit managers with more than 25 years of experience, we believe that in our capacity as a financing source to Cadiz, we can add value to help the Company progress this important Project.”

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Apollo is a leading global alternative investment manager with approximately $197 billion of assets under management (as of March 31, 2017). Founded in 1990, Apollo has a demonstrated expertise in private capital investment opportunities across industries, asset classes, geographies, and capital structures with a focus on real estate and infrastructure development which includes an investment in CH2M Hill.

“Apollo is a leading sponsor of private project financing with a long track record of success,” Scott Slater, Cadiz CEO & President. “We believe the Apollo Funds’ financing of the Cadiz Water Project will enable us to more readily customize contractual arrangements for the benefit of Project participants and increase both the competitiveness and overall versatility of the Project.”

As a first step in the strategic transaction, the Apollo Funds entered into an agreement to provide $60M of capital to refinance Cadiz’s $45M senior secured mortgage debt and provide an initial $15M tranche of construction capital. The new $60M facility will accrue 8% annual interest, with 6% PIK and 2% paid quarterly in cash. The new credit agreement terms are definitive, yet subject to traditional conditions precedent, and the transaction is scheduled to close within 45 days. The conditional commitment for up to $240M is intended to provide the additional resources necessary to complete the construction of Phase I of the Cadiz Water Project. However, given that Cadiz is not obligated to accept such financing from Apollo, and, given the highly conditional nature of the commitment, investors in Cadiz should not place undue reliance on the closing of the $240M debt financing from Apollo.

“Regardless of the ultimate financing decision that is made for the Project, Cadiz’ securing of the support and involvement of Apollo enhances the relative strength of the team and gives us more options that improve the Project’s ability to move forward successfully.” said Dan Ferons, General Manager of Santa Margarita Water District, the lead agency in this innovative public-private partnership.

All documents and agreements related to the strategic transaction described in this press release have been filed today with the United States Securities and Exchange Commission on Form 8K. Investors in Cadiz are cautioned not to rely on the summary description of the $240M conditional commitment in the press release and are urged to refer to the full agreements and descriptions.

About Apollo

Apollo (NYSE: APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Singapore, Mumbai, Delhi, Shanghai and Hong Kong. Apollo had assets under management of approximately $197 billion as of March 31, 2017, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

About Cadiz

Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources in Southern California. The Company maintains an organic agricultural development in the Cadiz Valley of eastern San Bernardino County, California and is partnering with public water agencies to implement the Cadiz Water Project, which over two phases will create a new water supply for approximately 100,000 Southern California families and make available up to 1 million acre-feet of new groundwater storage capacity for the region. Cadiz abides by a wide-ranging “Green Compact” focused on environmental conservation and sustainable practices to manage its land, water and agricultural resources. For more information, please visit www.cadizinc.com.

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FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.

Contact:

Courtney Degener

213.271.1603

cdegener@cadizinc.com

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